Exhibit 3.4

CYPRESS SHARPRIDGE INVESTMENTS, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter (the “Charter”) of Cypress Sharpridge Investments, Inc., a Maryland corporation (the “Company”), is hereby amended to provide that, at the Effective Time (as defined below), every three shares of Common Stock, $0.01 par value per share, of the Company, which were issued and outstanding immediately prior to the Effective Time shall be changed into one issued and outstanding share of Common Stock, $0.03 par value per share. No fractional shares of Common Stock of the Company will be or remain issued upon such amendment and each stockholder otherwise entitled to a fractional share shall be entitled to receive in lieu thereof cash in an amount equal to the product of the fraction of a share multiplied by the Market Price (as defined in Section 7.1 of the Charter) on the date of the Effective Time.

SECOND: The amendment to the Charter of the Company as set forth above has been duly approved by a majority of the Board of Directors of the Company as required by the Maryland General Corporation Law (the “MGCL”) and by the stockholders holding a majority of the outstanding shares of Common Stock of the Company pursuant to the MGCL and the Company’s Charter.

THIRD: There has been no increase in the authorized stock of the Company effected by the amendment to the charter of the Company as set forth above.

FOURTH: These Articles of Amendment shall be effective at 12:01 a.m. EDT on May 28, 2008 (the “Effective Time”).

FIFTH: The undersigned Chief Executive Officer and President acknowledges these Articles of Amendment to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 27th day of May, 2008.

ATTEST:		CYPRESS SHARPRIDGE INVESTMENTS, INC.

By:	/s/ Thomas A. Rosenbloom	By:	/s/ Kevin E. Grant
Name:	Thomas A. Rosenbloom	Name:	Kevin E. Grant
Title:	Secretary	Title:	Chief Executive Officer and President